Exhibit 99.12

RELATED PARTY TRANSACTION POLICY

OF

FULLPAC, INC.

Statement of Policy.

The Board of Directors (the “Board”) of FullPAC, Inc., a Nevada corporation (the “Company”), recognizes that transactions involving the Company and related parties present a heightened risk of conflicts of interest and create the appearance that the Board’s decisions are based on considerations other than the best interests of the Company and its stockholders. The Board also recognizes that there are situations where Related Party Transactions (defined below) may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Board has adopted this Related Party Transaction Policy (the “Policy”) for the review, approval or ratification of such transactions involving the Company. The Policy applies to the Company and its subsidiaries and does not supersede the Company’s Code of Ethics and Business Conduct and Whistleblower Policy or any other policies or procedures of the Board that may be applicable to transactions with Related Parties (defined below).

It is the position of the Company not to enter into a Related Party Transaction (defined below) unless the Audit Committee of the Company (the “Audit Committee”) reviews and approves such transaction in accordance with the guidelines set forth in the Policy.

For these purposes, a “Related Party” is:

1.	an “executive officer” of the Company (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended);

2.	a director of the Company or a nominee for director of the Company;

3.	a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% stockholder”);

4.	an individual who is an Immediate Family Member (as defined below) of an executive officer, director, nominee for director or 5% stockholder of the Company;

5.	a person that meets the definition set forth in 1, 2 or 3 above at any time during the fiscal year in which a transaction that would otherwise be subject to this Policy occurs, even if such person has ceased to have such status during such fiscal year; or

6.	an entity that is owned or controlled by a person listed in 1, 2, 3, 4 or 5 above or in which any such person serves as an executive officer or general partner or, together with all other persons specified in 1, 2, 3, 4 and 5 above, owns 10% or more of the equity interests thereof.

For these purposes, an “Immediate Family Member” of a specified person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that specified person and any person (other than a tenant or an employee) sharing the household of such person.

For these purposes, a “Related Party Transaction” is a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of similar transactions, arrangements or relationships or any material amendment to any such transaction, involving a Related Party and in which the Company was, is or will be a participant if the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, other than the below, which such transactions the Audit Committee has determined to hereby be pre-approved or ratified, as applicable, by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless specifically determined otherwise by the Audit Committee.

1.	A transaction involving compensation of directors if the compensation is reported in the Company’s proxy statement under Item 402 of Regulation S-K;

2.	A transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement, or a special supplemental benefit for an executive officer, and the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K (generally applicable to “named executive officers”);

3.	A transaction available to all employees generally or to all salaried employees generally;

4.	A transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis;

5.	Reimbursement of business expenses incurred by a director or officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

6.	Indemnification and advancement of expenses made pursuant to the Company’s organizational documents or pursuant to any agreement approved by the Audit Committee or the Board;

7.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrant, escrow agent, trustee under a trust or bond indenture, collateral agent, or similar services;

8.	A transaction in which the rates or charges involved therein are determined by competitive bids;

9.	A transaction with another company at which a Related Party’s only relationship is as (a) an employee (other than an executive officer) or director, (ii) a beneficial owner of less than 10%, together with his or her Immediate Family Members, of that company’s outstanding equity, or (iii) in the case of partnerships, a limited partner, if the limited partner, together with his or her Immediate Family Members, has an interest of less than 10% and the limited partner does not hold another position in the partnership, if the aggregate amount involved does not exceed $1,000,000;

10.	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed $1,000,000;

11.	Amendments to the Company’s 2025 Long-Term Incentive Plan; provided that any material amendment shall be subject to the provisions of this Policy.

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In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Related Party Transaction deemed pre-approved pursuant to this paragraph shall be provided to the Audit Committee for its review.

Audit Committee Review and Board of Director Approval.

The Board has determined that the Company’s Audit Committee is best suited to review and approve Related Party Transactions and any material amendments to such Related Party Transactions. Any uncertainty regarding whether a transaction should be reviewed by the Audit Committee as a potential Related Party Transaction should be referred to the Company’s Chief Financial Officer (the “CFO”). If the CFO determines that the potential transaction may be a Related Party Transaction, the CFO shall present it to the Audit Committee for review. No member of the Audit Committee shall participate in the review of any Related Party Transaction or any material amendment thereto with respect to which such member is a Related Party. In reviewing and approving any Related Party Transaction or any material amendment thereto, the Audit Committee shall:

1.	satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed Related Party Transaction or the proposed material amendment to such transaction; and

2.	determine that the Related Party Transaction or material amendment thereto is fair to the Company.

At each Audit Committee meeting, management shall recommend any Related Party Transactions and any material amendments thereto, if applicable, to be entered into by the Company. After review, the Audit Committee shall either approve or disapprove of such transactions and any material amendments to such transactions.

Identification of Related Parties.

Directors, Executive Officers and Nominees

On an annual basis, each director and executive officer shall submit to the CFO the following information: (a) a list of his or her Immediate Family Members (as defined above); (b) for each person listed and, in the case of a director, for the director, the person’s employer and job title or a brief job description; (c) for each person listed and the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (d) for each person listed and the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Any person nominated to stand for election as a director shall submit to the CFO the information described above no later than the date of his or her nomination.

Any person who is appointed as a director or an executive officer shall submit to the CFO the information described above prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the information in advance, in which case the information shall be submitted as soon as reasonably practicable following the appointment.

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Directors and executive officers are expected to notify the CFO of any updates to the list of Related Parties, their employment, entities in which he or she has a 5% beneficial interest, and relationships with charitable organizations.

The CFO shall prepare, maintain, and update the list of Related Parties as appropriate.

5% Stockholders

The CFO shall periodically examine the Securities and Exchange Commission (the “SEC”) website and such other resources as the CFO may deem appropriate in order to identify all persons or entities who may be 5% stockholders. At the time the Company becomes aware of a person’s status as a 5% stockholder, the CFO shall create a list, to the extent the information is readily available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity, and shall update the list on an annual basis.

Ratification.

In the event any Related Party Transaction or any material amendment to such transaction is not reported to the Audit Committee or reviewed pursuant to the procedures described above prior to the Company entering into such Related Party Transaction, the transaction will be submitted to the Audit Committee, and the Audit Committee shall consider all of the relevant facts and circumstances of the Related Party Transaction and the Related Party’s relationship and interest in the transaction. Based on the conclusions reached, the Audit Committee shall evaluate all options, including, but not limited to ratification, amendment or termination of the Related Party Transaction.

Disclosure.

Related Party Transactions shall be disclosed in the Company’s SEC filings and/or on the Company’s website as and to the extent required by applicable SEC and securities exchange rules and regulations. Furthermore, all Related Party Transactions of which management is aware shall be disclosed to the Audit Committee. At least annually, management shall elicit information from the Company’s executive officers and directors as to existing and potential Related Party Transactions and shall seek to obtain such information from 5% stockholders of which management is aware and who do not file reports with the SEC on Schedule 13G. An executive officer or director shall promptly inform the Chairman of the Audit Committee when the officer or director becomes aware of a potential Related Party Transaction in which the officer or director would be a Related Party.

Ongoing Transactions.

If a Related Party Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

Other Agreements.

Management shall assure that all Related Party Transactions are approved in accordance with any requirements of any of the Company’s other material agreements.

Amendments.

The Policy may be amended or waived by the Board at any time.

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